Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 25, 2011, Cavium Networks, Inc. (“the Company”) completed the acquisition of substantially all of the assets of Wavesat Inc. (“Wavesat”), including, but not limited to, certain intellectual property, all of Wavesat’s rights to, in and under customer contracts and other material agreements, inventory, equipment, work in progress, fixed assets, goodwill and assume certain liabilities. On January 31, 2011, the Company entered into an asset purchase agreement with Celestial Semiconductor Ltd (“Celestial Semiconductor”) where the Company would purchase certain assets and assumed certain liabilities of Celestial Semiconductor. The acquisition of Celestial Semiconductor was completed on March 4, 2011. See notes to the unaudited pro forma condensed combined financial statements for detailed discussions on both acquisitions.

The following unaudited pro forma condensed combined financial statements as at and for the year ended December 31, 2010 are based on the historical financial statements of the Company, Wavesat and Celestial Semiconductor as adjusted for the pro forma impact of applying the acquisition method of accounting in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”) and the translation of the historical financial statements of Wavesat from Canadian dollars to US dollars. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The allocation of the purchase price of the Wavesat and Celestial Semiconductor acquisitions reflected in these unaudited pro forma condensed combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the acquisitions. A final determination of the fair values of Wavesat and Celestial Semiconductor assets and liabilities will be based on the actual valuation of the tangible and intangible assets and liabilities that exist as at the date of completion of the transactions. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed combined financial statements presented below and could result in a material change in amortization of tangible and intangible assets. We anticipate finalizing the purchase price allocations by the third calendar quarter of 2011. The unaudited pro forma condensed combined financial statements do not include any pro forma adjustments relating to costs of integration that the combined companies may incur as such adjustments would be forward-looking.

The unaudited pro forma condensed combined balance sheet as at December 31, 2010 is presented as if the acquisitions of Wavesat and Celestial Semiconductor had occurred on December 31, 2010. The unaudited pro forma condensed combined statement of operation for the year ended December 31, 2010 illustrate the effect of the acquisitions of Wavesat and Celestial Semiconductor, as if the transactions had occurred on January 1, 2010. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma condensed combined financial statements, and such assumptions should be reviewed in their entirety.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with (i) the audited financial statements and notes thereto of the Company in its Annual Report on Form 10-K as at December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, (ii) the audited financial statements and notes thereto of Wavesat as at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 included in Exhibit 99.4 on Form 8-K of Wavesat acquisition filed on April 8, 2011, and (iii) the audited financial statements and notes thereto of Celestial Semiconductor as at March 31, 2009, 2010 and December 31, 2010 and for the years ended March 31, 2009 and 2010 and nine-month period ended December 31, 2010 included in Exhibit 99.1 to this current report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results of the Company. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve, or any additional expenses that maybe incurred, with respect to the combined companies.

CAVIUM NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As at December 31, 2010

(in thousands)

					Pro Forma Combined - Cavium and Wavesat	Historical			Pro Forma Combined - Cavium, Wavesat and Celestial
	Histocial As of December 31, 2010		Pro Forma Adjustments			As of December 31, 2010	Pro Forma Adjustments
	Cavium	Wavesat(1)				Celestial(1)
Assets
Current assets:
Cash and cash equivalents	$90,673	$73	$(10,073)	(a)	$80,673	$3,412	$(24,018)	(z)	$60,067
Accounts receivable, net	29,912	46	(46)	(b)	29,912	92	(92)	(y)	29,912
Inventories	31,556	21	(11)	(c)	31,566	2,549	1,478	(x)	35,594
Prepaid expenses and other current assets	2,423	2,407	(2,407)	(b)	2,423	111	(111)	(y)	2,423
Deferred income taxes	9,053	—			9,053	16	(16)	(y)	9,053

Total current assets	163,617	2,547	(12,537)		153,627	6,180	(22,759)		137,049
Property and equipment, net	14,162	1,368	(789)	(d)	14,741	213	(21)	(w)	14,933
Intangible assets, net	29,226	717	3,783	(d),(e)	33,726	417	20,448	(v)	54,591
Goodwill	57,230	—	7,397	(e)	64,627	—	37,819	(v)	102,446
Deferred income taxes	26,020	—			26,020	17	(17)	(y)	26,020
Other assets	1,365	—			1,365	73	(73)	(y)	1,365

Total assets	$291,620	$4,632	$(2,146)		$294,106	$6,900	$35,397		$336,403

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$14,160	$5,049	$(5,049)	(b)	$14,160	$2,123	$1,625	(u)	$17,908
Accrued expenses and other current liabilities	8,136	1,386	2,900	(f)	12,422	541	6,038	(s)	19,271
Deferred revenue	15,361	199	(199)	(b)	15,361	963	(963)	(y)	15,361
Notes and loans payable	—	1,572	(1,572)	(b)	—	1,352	(1,352)	(y)	—
Convertible loans	—	38,904	(38,904)	(b)	—	—			—
Capital lease and technology license obligations, current	8,088	—			8,088	—			8,088

Total current liabilities	45,745	47,111	(42,825)		50,031	4,979	5,618		60,628
Capital lease and technology license obligations, net of current	2,956	—			2,956	—			2,956
Deferred tax liability	5,917	—			5,917	32	(32)	(y)	5,917
Other non-current liabilities	2,392	—			2,392	—			2,392

Total liabilities	57,010	47,111	(42,825)		61,296	5,011	5,586		71,893

Redeemable preferred stock	—	25,536	(25,536)	(g)	—	—			—
Redeemable convertible preferred stock	—	—			—	4,659	(4,659)	(r)	—

Stockholders’ equity (deficit)
Common shareholders’ equity	276,103	35,206	(35,206)	(g)	276,103	13,048	21,952	(r),(q)	311,103
Accumulated comprehensive loss	—	—			—	953	(953)	(r)	—
Accumulated deficit	(41,493)	(103,221)	101,421	(g)	(43,293)	(17,867)	14,567	(r)	(46,593)
Non-controlling interest	—	—			—	1,096	(1,096)	(r)	—

Total stockholders’ equity (deficit)	234,610	(68,015)	66,215		232,810	(2,770)	34,470		264,510

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$291,620	$4,632	$(2,146)		$294,106	$6,900	$35,397		$336,403

(1)	See Note 3 to the unaudited pro forma combined condensed financial statements.

CAVIUM NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands, except per share data)

	Historical For the Year Ended December 31, 2010		Pro Forma Adjustments		Pro Forma Combined - Cavium and Wavesat	Historical For the Year Ended December 31, 2010	Pro forma Adjustments		Pro Forma Combined - Cavium, Wavesat and Celestial
	Cavium	Wavesat(1)				Celestial (1)
Net revenue	$206,500	$856			$207,356	$14,970			$222,326
Cost of revenue	79,487	314	617	(h)	80,418	7,382	3,991	(p)	91,791

Gross profit	127,013	542	(617)		126,938	7,588	(3,991)		130,535

Operating expenses:
Research and development	60,602	11,223			71,825	4,763			76,588
Sales, general and administrative	55,303	6,447	(134)	(i)	61,616	2,245	404	(p),(n)	64,265

Total operating expenses	115,905	17,670	(134)		133,441	7,008	404		140,853

Income (loss) from operations	11,108	(17,129)	(483)		(6,503)	580	(4,395)		(10,319)
Other income (expense), net:
Interest expense	(405)	(4,576)	4,576	(j)	(405)	(209)	—		(614)
Other	(1,004)	207			(797)	(163)	—		(960)

Total other income (expense), net	(1,409)	(4,369)	4,576		(1,202)	(372)	—		(1,574)
Income (loss) before income tax expense	9,699	(21,497)	4,093		(7,705)	208	(4,395)		(11,893)
Income tax expense (benefit)	(27,425)	—	(169)	(k)	(27,594)	50	(1,538)	(m)	(29,082)

Net income (loss) before non-controlling interest	$37,124	$(21,497)	$4,262		$19,888	$158	$(2,587)		$17,189
Non-controlling interest	—	—			—	44	(44)	(l)	—

Net income (loss)	$37,124	$(21,497)	$4,262		$19,888	$114	$(2,813)		$17,189
Accretion on redeemable preferred stock	—	8,670	(8,670)	(l)	—	—			—

Net income (loss) attributable to common stockholders	$37,124	$(30,167)	$12,931		$19,888	$114	$(2,813)		$17,189

Net income (loss) per common share, basic	$0.83				$0.44				$0.38
Weighted average shares used in computing basic net income (loss) per common share	44,740				44,740		806	(k)	45,546
Net income (loss) per common share, diluted	$0.77				$0.41				$0.35
Weighted average shares used in computing diluted net income (loss) per common share	48,235				48,235		806	(k)	49,041

(1)	See Note 3 to the unaudited pro forma combined condensed financial statements.

CAVIUM NETWORKS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BACKRGROUND AND BASIS OF PRO FORMA PRESENTATION

On January 25, 2011, the Company completed the acquisition of substantially all of the assets of Wavesat including, but not limited to, certain intellectual property, all of Wavesat’s rights to, in and under customer contracts and other material agreements, inventory, equipment, work in progress, fixed assets, goodwill and assumed certain liabilities. The Company paid $10.0 million in cash, plus the aggregate amount of certain liabilities, which were specified in the related purchase agreement. Of the $10.0 million purchase price, $1.0 million was deposited in escrow for a limited period after closing in order to secure Wavesat’s indemnification obligations under the purchase agreement, including for breaches of representations and warranties and covenants made by Wavesat as defined in the related purchase agreement. Following the closing, the Company has also paid a total of $1.96 million to Wavesat in connection with a transition services arrangement, pursuant to which Wavesat continued to employ certain employees prior to their becoming employees of the Company. The transition services are billed based on agreed upon methods that include actual expenses incurred by Wavesat (e.g. payroll costs, consulting services, other miscellaneous operating expenses) during the transition period from the closing date of the acquisition to March 15, 2011 in accordance with the terms of the agreement. No pro forma adjustment has been made to include these costs in the unaudited pro forma condensed combined statements of operations as these services are not expected to have a continuing impact on operations.

On January 31, 2011, the Company entered into an asset purchase agreement with Celestial Semiconductor, a Cayman Islands company. On the terms and subject to the conditions set forth in the asset purchase agreement, the Company will purchase certain assets and assume certain liabilities of Celestial Semiconductor. Under the terms of the asset purchase agreement, the Company will pay approximately $55.0 million in total consideration, consisting of a mix of cash and shares of the Company’s common stock. A portion of the cash consideration will be deposited in escrow for a one year period after closing in order to secure Celestial Semiconductor’s indemnification obligations under the asset purchase agreement, including breaches of representations and warranties and covenants made by Celestial Semiconductor in the asset purchase agreement. In addition, the Company may pay additional cash consideration of up to $10.0 million after the closing per an earn-out provision based upon the sales of Celestial Semiconductor’s products following consummation of the transaction. On March 4, 2011, the Company and Celestial Semiconductor entered into a Supplemental Agreement modifying certain terms and provisions of that certain asset purchase agreement. Among other things, the supplemental agreement increased the aggregate purchase price from $55.0 million to $56.04 million, with such $1.04 million increase will be funded entirely in cash. The acquisition was completed on March 4, 2011.

The unaudited pro forma condensed combined balance sheet as at December 31, 2010 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 are derived from the historical financial information of the Company, Wavesat and Celestial Semiconductor after giving effect to the pro forma adjustments relating to the acquisitions and the translation of the historical financial statements of Wavesat from Canadian dollars to US dollars.

The acquisition of Wavesat and Celestial Semiconductor, have been accounted for using acquisition method of accounting in accordance with the business acquisition standards. Under the acquisition method of accounting, the total estimated purchase consideration of the acquisitions was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The fair value guidance clarifies that the fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the market participants. The fair value guidance also requires that the fair value measurements reflect the assumptions market participants use in pricing an asset or liability based on the best information available. Under the acquisition method of accounting, acquisition related transaction costs (e.g., success-based banking fees, professional fees for legal, accounting, tax, due diligence and other related services costs) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.

2. PRELIMINARY ESTIMATED PURCHASE PRICE ALLOCATION

Wavesat Inc.

The following table summarizes the consideration paid and preliminary estimated fair values of the assets acquired and the liabilities assumed as if the acquisition of Wavesat occurred on December 31, 2010:

Amount
(in thousands)
Tangible assets (liabilities) acquired:
Inventories	$10
Property and equipment	579
Assumed liabilities	(2,486)

Net tangible liabilities acquired	(1,897)
In-process research and development	800
Other identifiable intangible assets	3,700
Goodwill	7,397

Total purchase price	$10,000

The following represents details of the purchased intangible assets as part of the acquisition:

Intangible Assets	Estimated useful life (in years)	Amount
		(in thousands)
Existing technology	6.0	$2,500
Core technology	6.0	900
Trademarks	6.0	300

Total		$3,700

Of the $4.5 million acquired intangible assets, $800,000 was assigned to in-process research and development or IPR&D. Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, this asset will not be amortized as charges to earnings; instead this asset will be subject to periodic impairment testing. Upon successful completion of the development process for the acquired IPR&D project, the asset would then be considered a finite-lived intangible asset and amortization of the asset will commence. The fair value of the IPR&D was determined based on an income approach using the discounted cash flow method. A discount rate of 17% was used to value the project based on the implied rate of return of the transaction, adjusted to reflect additional risks inherent in the acquired project. The preliminary remaining useful life is currently estimated to be 7 years from the completion date, but is subject to change based on a reassessment as at the completion date.

The fair value of the existing technology was determined based on an income approach using the discounted cash flow method. A discount rate of 13% was used to value the existing technology and was estimated using a discount rate based on implied rate of return of the transaction, adjusted for specific risk profile of the asset. The remaining useful life for the existing technology was based on historical product development cycles, the projected rate of technology attrition, and the pattern of projected economic benefit of the asset.

The fair value of core technology and trademark were determined using a variation of income approach known as profit allocation method. The estimated savings for profit were determined using 4% and 1% profit allocation rates and 14% and 15% discount rates for core technology and trademark, respectively. The estimated useful life was determined based on the future economic benefit expected to be received from the asset.

This acquisition will add multicore wireless digital system processing to the Company’s embedded processor product line. This factor contributed to a purchase price resulting in the recognition of goodwill. The acquired goodwill, which is not deductible for tax purposes, has been allocated to the semiconductor products reportable segment.

Celestial Semiconductor, Ltd.

Following summarizes the total purchase price consideration paid by the Company in relation to the asset purchase agreement with Celestial Semiconductor:

Amount
(in thousands)
Cash consideration	$20,606
Common stock (806,265 shares at $43.41 per share)	35,000
Fair value of the contingent earn-out consideration to other selling shareholders’	3,432

Total	$59,038

The 806,265 common stock issued to Celestial Semiconductor was determined by dividing the purchase price consideration of $35 million as per the asset purchase agreement with the Company’s average stock price of $43.41. The average stock price was determined based on the average closing price reported on NASDAQ for the fifteen (15) trading days ending five trading days prior to March 1, 2011. The accounting purchase consideration is determined based on the closing stock price at the date of acquisition and amounts to $35.4 million.

The contingent earn-out provision of up to $10 million which is based on the achievement of the sales milestone measured within one year from the acquisition date is payable to certain employees of Celestial Semiconductor who became employees of the Company (“affected employees”) and to other selling shareholders who did not become employees of the Company (“other selling shareholders’”). The contingent earn-out which will be distributed to the affected employees was not considered to be a component of the purchase price, rather a compensation expense considering the factors involving the terms of continuing employment. The contingent earn-out which will be distributed to the other selling shareholders’ however was considered as part of the total purchase price consideration. In accordance with the business acquisition standards, a liability will be recognized for the estimated acquisition date fair value of the contingent earn-out consideration based on the probability of the achievement of the related milestone. Any change in the fair value of the contingent earn-out consideration subsequent to the acquisition date, including changes from events after the acquisition date, will be recognized in earnings in the period the estimated fair value changes. The estimated fair value of the total earn-out amounted to $6.8 million of which, $3.39 million and $3.43 million is expected to be distributed to the affected employees and other shareholders’, respectively. The contingent earn-out payable to affected employees will be recognized as compensation expense ratably over one year from acquisition date. No pro forma adjustment has been made to include this compensation expense in the unaudited pro forma condensed combined statements of operations as it is expected to have no continuing impact on operations.

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and the liabilities assumed as if the acquisition of Celestial Semiconductor occurred on December 31, 2010:

Amount
(in thousands)
Tangible assets (liabilities) acquired:
Inventories	$4,027
Property and equipment	192
Assumed liabilities	(3,865)

Net tangible assets acquired	354
In-process research and development	600
Other identifiable intangible assets	20,265
Goodwill	37,819

Total purchase price	$59,038

The following represents details of the purchased intangible assets as part of the acquisition:

Intangible Assets	Estimated useful life (in years)	Amount
		(in thousands)
Existing technology	4.0	$11,565
Core technology	4.0	3,000
Customer contracts and relationships	7.0	4,600
Trademarks	4.0	1,000
Order backlog	1.0	100

Total		$20,265

Of the $20.9 million acquired intangible assets, $600,000 was assigned to in-process research and development or IPR&D. Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, this asset will not be amortized as charges to earnings; instead this asset will be subject to periodic impairment testing. Upon successful completion of the development process for the acquired IPR&D project, the asset would then be considered a finite-lived intangible asset and amortization of the asset will commence. The fair value of the IPR&D was determined based on an income approach using the discounted cash flow method. A discount rate of 17% was used to value the project based on the implied rate of return of the transaction, adjusted to reflect additional risks inherent in the acquired project. The preliminary remaining useful life is currently estimated to be 5 years from the completion date, but is subject to change based on a reassessment as at the completion date.

The fair value of the existing technology and customer contracts and relationships were determined based on an income approach using the discounted cash flow method. Discount rates of 14% and 17% were used to value the existing technology and customer relationships, respectively. The estimated discount rates were based on implied rate of return of the transaction, adjusted for specific risk profile of the asset. The remaining useful life for the existing technology was based on historical product development cycles, the projected rate of technology attrition, and the pattern of projected economic benefit of the asset. The remaining useful life of customer contracts and relationships was estimated based on customer attrition, new customer acquisition and future economic benefit of the asset.

The fair value of core technology and trademark were determined using a variation of income approach known as profit allocation method. The estimated savings for profit were determined using 4% and 1% profit allocation rates and 15% and 16% discount rates for core technology and trademark, respectively. The estimated useful life was determined based on the future economic benefit expected to be received from the asset.

The fair values of the order backlog was determined using a cost approach where the fair value was based on estimated sales and marketing expenses expected that would have to be incurred to regenerate the order backlog. The estimated useful lives for both assets were determined based on the future economic benefit expected to be received from the asset.

With the acquisition of Celestial Semiconductor, the Company will have a proven processor family targeted for the large and growing market of digital media players. This factor contributed to a purchase price resulting in the recognition of goodwill. The acquired goodwill, which is not deductible for tax purposes, has been allocated to the semiconductor products reportable segment.

(3)	HISTORICAL FINANCIAL STATEMENTS

Wavesat

The historical financial statements of Wavesat as at and for the year ended December 31, 2010 presented in the unaudited pro forma condensed combined financial statements were derived from the audited consolidated financial statements included in Exhibit 99.4 on Form 8-K of Wavesat acquisition filed on April 8, 2011. The consolidated financial statements of Wavesat were prepared in accordance with Canadian GAAP. The reconciliation of net loss and shareholder’s deficit from Canadian GAAP to US GAAP is presented under Note 22 of the notes to consolidated financial statements of Wavesat from which the first column has been derived. The below financial information contained therein was denominated in Canadian dollars and was translated to US dollars using the closing exchange rate at December 31, 2010 of $1.0015 for the balance sheet amounts and the average exchange rate for the year ended December 31, 2010 of $0.9706 for statement of operation amounts, for purposes of this pro forma. Certain amounts in the consolidated historical financial statements of Wavesat have been reclassified in the below financial information to conform to the Company’s financial statement presentation.

CONSOLIDATED BALANCE SHEET	Wavesat
(amounts in thousands)	As at December 31, 2010
	In CAD$	In US$
Assets
Current assets:
Cash and cash equivalents	$73	$73
Accounts receivable, net	46	46
Inventories	21	21
Prepaid expenses and other current assets	2,403	2,407

Total current assets	2,543	2,547
Property and equipment, net	1,366	1,368
Intangible assets, net	716	717

Total assets	$4,625	$4,632

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,041	$5,049
Accrued expenses and other current liabilities	1,384	1,386
Loans payable	1,570	1,572
Convetible loans	38,846	38,904
Deferred revenue	199	199

Total liabilities	47,040	47,111

Redeemable preferred stock	25,498	25,536

Stockholders’ deficit
Common stockholders’ equity	35,153	35,206
Accumulated deficit	(103,066)	(103,221)

Total stockholders’ deficit	(67,913)	(68,015)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$4,625	$4,632

CONSOLIDATED STATEMENT OF OPERATIONS	Wavesat
(amounts in thousands)	For the year ended December 31, 2010
	In CAD$	In US$

Net revenue	$882	$856
Cost of revenue	324	314

Gross profit	558	542

Operating expenses:
Research and development	11,563	11,223
Sales, general and administrative	6,642	6,447

Total operating expenses	18,205	17,670

Loss from operations	(17,647)	(17,129)
Other income (expense), net:
Interest expense	(4,714)	(4,576)
Others	213	207

Total other income, net	(4,501)	(4,369)
Loss before income tax expense	(22,148)	(21,497)
Income tax expense	—	—

Net loss	$(22,148)	$(21,497)
Accretion on redeemable preferred stocks	8,932	8,670

Net loss attributable to common stockholders	$(31,080)	$(30,167)

Celestial Semiconductor

The historical balance sheet and statement of operations of Celestial Semiconductor presented in the unaudited pro forma condensed combined financial statements was derived from its financial statements presented in Exhibit 99.1 to this current report on Form 8-K/A. The historical statement of operations of Celestial Semiconductor was derived by adding the results of operations for the nine months ended December 31, 2010 and the three months ended March 31, 2010. The three months ended March 31, 2010 can be derived by subtracting the results of operations for the year ended March 31, 2010 and the nine months ended December 31, 2009.

(4) PRO FORMA ADJUSTMENTS

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

Adjustments related to acquisition of Wavesat

(a)	To record the $10.0 million total cash used to fund the acquisition of Wavesat and adjust the related cash balance of Wavesat amounting to $73,000 not acquired as per the asset purchase agreement.

(b)	To adjust the related assets and liabilities of Wavesat not acquired or assumed by the Company as per the asset purchase agreement.

(c)	To adjust the acquired inventory to the preliminary estimate of its fair value.

(d)	To reclassify the total software cost amounting to $441,000 classified as intangible assets in Wavesat’s historical financial statements to property and equipment and adjusts the acquired property and equipment to the preliminary estimate of its fair value. The fair value of the acquired property and equipment will be depreciated over its remaining useful life using the straight-line method to conform to the Company’s accounting policy. Wavesat was using accelerated method to depreciate these property and equipment. The difference in total depreciation expense for the year ended December 31, 2010 using straight-line and accelerated method was not material, thus, the difference was not reflected as a pro forma adjustment in the condensed combined statement of operations.

(e)	To record the preliminary estimate of the fair value of identifiable intangible assets and goodwill acquired from the acquisition of Wavesat. See detailed discussions in Note 2 to the unaudited pro forma condensed combined financial statements.

(f)

To adjust the related accrued liabilities of Wavesat not assumed by the Company, net of the estimated fair value of the assumed liability related to unpaid employment liabilities (e.g. accrued vacation payable, payroll liability) as per the asset purchase agreement of approximately $874,000 which was already accrued in Wavesat’s historical balance sheet as at December 31, 2010, additional accrual of sales tax of $72,000 with respect to the acquired assets and additional accrual of other assumed liabilities of $1.54 million.

In addition, to record an adjustment to accrue the estimated transaction costs of approximately $1.8 million incurred by both the Company and Wavesat subsequent to December 31, 2010.

(g)	To eliminate the historical stockholders’ equity and redeemable preferred stock of Wavesat and record the estimated transaction costs of approximately $1.8 million (see (f) above) assumed to have been incurred as at December 31, 2010 in the accumulated deficit.

(h)	To record the amortization of the preliminary fair value of the identifiable intangible assets from the acquisition of Wavesat calculated as follows:

(Dollars in thousands)	Intangible Assets	Estimated useful life (in years)	Pro forma amortization for the year ended December 31, 2010
Existing technology	$2,500	6.0	$417
Core technology	900	6.0	150
Trademarks	300	6.0	50

Total	$3,700		$617

The total pro forma amortization of $617,000 was recorded as part of cost of sales.

(i)	To eliminate previously recorded non-recurring acquisition costs related to the acquisition of Wavesat amounting to $134,000 incurred by the Company and Wavesat for the year ended December 31, 2010.

(j)	To eliminate the interest expense incurred by Wavesat in relation to its loans payable and convertible notes not assumed by the Company.

(k)	To record the tax effect of the pro forma adjustments (h) and (i) calculated at the statutory rate of 35%. No pro forma income tax expense adjustment was made related to adjustment (j) since there was no income tax benefit recorded from such.

(l)	To eliminate accretion expense on Wavesat’s redeemable preferred stock not assumed by the Company.

Adjustments related to acquisition of Celestial Semiconductor

(z)	To record the $20.60 million total cash used to fund the acquisition of Celestial Semiconductor and adjust the related cash balance of Celestial Semiconductor amounting to $3.4 million not acquired as per the asset purchase agreement.

(y)	To adjust the related assets and liabilities of Celestial Semiconductor not acquired or assumed by the Company as per the asset purchase agreement.

(x)	To adjust the acquired inventory to the preliminary estimate of its fair value.

(w)	To adjust the acquired property and equipment to the preliminary estimate of its fair value.

(v)	To record the preliminary estimate of the fair value of identifiable intangible assets and goodwill acquired from the acquisition of Celestial Semiconductor. See detailed discussions in Note 2 to the unaudited pro forma condensed combined financial statements.

(u)	To adjust the related accounts payable of Celestial Semiconductor, not assumed by the Company, net of the estimated fair value of accounts payable related to the purchases of inventory as at the closing date of approximately $368,000 and other assumed liabilities related to non-recurring engineering projects amounting to $3.38 million.

(s)	To adjust the related accrued expense and other liabilities of Celestial Semiconductor, not assumed by the Company, net of the estimated fair value of assumed liability related to the unpaid employment liabilities (e.g. accrued vacation payable) as per the asset purchase agreement of approximately $117,000 and to accrue the estimated transaction costs of approximately $3.3 million incurred by both the Company and Celestial Semiconductor subsequent to December 31, 2010. In addition, to accrue the estimated fair value of contingent earn-out consideration to other selling shareholders’ of $3.43 million.

(r)	To eliminate the historical stockholders’ equity and redeemable convertible preferred stock of Celestial Semiconductor and record the estimated transaction costs of approximately $3.3 million (see (s) above) assumed to have been incurred as at December 31, 2010 in the accumulated deficit.

(q)	To record the issuance of 806,265 shares of the Company’s common stock at $43.41 per share to Celestial Semiconductor, as part of the total price consideration as per the asset purchase agreement. See note 2 to the unaudited pro forma condensed combined financial statements for related discussions.

(p)	To record the amortization of the preliminary fair value of the identifiable intangible assets from the acquisition of Celestial Semiconductor, Ltd. calculated as follows:

(Dollars in thousands)	Intangible Assets	Estimated useful life (in years)	Pro forma amortization for the year ended December 31, 2010
Existing technology	$11,565	4.0	$2,891
Core technology	3,000	4.0	750
Customer contracts and relationships	4,600	7.0	657
Trademarks	1,000	4.0	250
Order backlog	100	1.0	100

Total	$20,265		$4,648

Of the total pro forma amortization for the year ended December 31, 2010 of 4.6 million as per above, $4.0 million and $657,000 were classified as part of cost of sales and selling, general and administrative expense, respectively.

(n)	To eliminate previously recorded non-recurring acquisition costs related to the acquisition of Celestial Semiconductor amounting to $253,000 incurred by the Company and Celestial Semiconductor for the year ended December 31, 2010.

(m)	To record the tax effect of the pro forma adjustments (p) and (n) calculated at the statutory rate of 35%.

(l)	To eliminate non-controlling interest of Celestial Semiconductor.

(k)	To adjust the weighted average shares used in computing basic and diluted net income (loss) per share for the number of shares issued in connection with the Celestial Semiconductor acquisition. See footnote (q).